                                                              Exhibit 99
                               Earnings Release

                    Toyota Motor Credit Corporation Reports
               First Quarter Operating Net Income of $95 million

TORRANCE, Calif. July 29, 2002 -- Toyota Motor Credit Corporation ("TMCC"), which is marketed under the brands of Toyota Financial Services ("TFS") and Lexus Financial Services ("LFS"), today announced operating net income of $95 million for the fiscal first quarter ending June 30, 2002, an increase in operating net income of $48 million (102%) over the comparable prior year period. The increase is primarily attributed to asset and revenue growth and an improvement in net interest margin. The net margin increase was partially offset by higher credit losses and increased operating costs associated with the restructuring of field operations and technology projects. Operating net income excludes the effect of market value changes related to the application of SFAS 133 and 138.

TMCC also announced pretax operating income of $164 million for its fiscal first quarter. This represented an increase of $83 million (102%) over the comparable prior year period. Pretax operating income, used for internal reporting purposes only, excludes income taxes and the effect of market value changes related to the application of SFAS 133 and 138 and includes an adjustment for upfront fees on swaps, premiums on caps and net premium/discount on debt. These fees are deferred and amortized as a component of pretax operating income.

After giving effect to the SFAS 133 and 138 mark to market adjustments on derivatives and certain debt instruments, TMCC recorded a net loss of $29 million for the fiscal first quarter ended June 30, 2002. The after tax mark to market adjustment was a $124 million charge for the first fiscal quarter, an increase of $127 million over the same period in the prior year. The increase in the charge was due principally to the significant reduction in interest rates during the quarter, as well as actions taken by TMCC to protect interest rate margins, including an increase in TMCC's hedge portfolio and a higher mix of swap derivative products. TMCC uses derivative contracts as part of its interest rate risk management program. The mark to market adjustments on derivatives and certain debt obligations are determined in accordance with Financial Accounting Standards Board Pronouncement Numbers 133 and 138. "We continue to effectively manage our economic exposure to interest rates," said John Stillo, Chief Financial Officer. "The SFAS 133/138 related mark to market variability reflects the impact of interest rate movements on derivatives and certain debt obligations, but excludes such impact on our finance receivables portfolio. For the first fiscal quarter ended, interest rate movements had a negative impact on derivatives and certain debt obligations, but excluded the positive impact on our finance receivables portfolio valuation. As a result, the application of SFAS 133/138 and the resulting impact on our financial results does not fully reflect the economics of our business. Therefore, we report our financial results both before and after the effect of FAS 133/138 mark to market adjustments."

Finance volume increased to $4.6 billion for the quarter, exceeding the comparable prior year period by $191 million (4%). Managed assets grew to $36.9 billion at June 30, 2002 representing an increase of $4.4 billion (14%) from a year earlier. "TFS continued its strong performance in the first quarter of the new fiscal year, with operating net income of $95 million," said George Borst, President and CEO. "At 42% market share penetration of Toyota and Lexus financed vehicle sales, we continued to drive finance volume and managed assets growth. This performance, coupled with continuing favorable net interest margins, produced a strong start to fiscal 2003."

Annualized net charge-offs totaled .68% for the three months ended June 30, 2002, an increase of 16 bps over the prior year. TMCC also experienced an increase in contractual delinquency with 60+ day delinquency growing by 47 bps over the comparable prior year period to .75% at June 30, 2002. The increased delinquency and net charge-off experience is a result of a number of factors, including the effects of TMCC's field reorganization which has temporarily disrupted normal collection activities, and the continuation of the national economic downturn. In addition, this reflects a general increase in the average original contract term of retail and lease vehicle contracts, which, historically, experience higher rates of credit losses, and broader purchasing policies in connection with the national tiered pricing program. Under the national tiered pricing program, the company generally acquires higher yielding earning assets to compensate for the increased credit risk. In the fiscal first quarter, TMCC increased its allowance for credit losses by $68 million to $351 million, or 1.10% of gross earning assets.

TFS and LFS are the finance and insurance brands for Toyota and Lexus respectively in the United States. They primarily offer retail auto financing and leasing, and wholesale auto financing through Toyota Motor Credit Corporation and extended service contracts through Toyota Motor Insurance Services ("TMIS"). TFS\LFS currently employs over 2,500 associates nationwide, and has managed assets of over $36 billion. It is part of a worldwide network of comprehensive financial services offered by Toyota Financial Services Corporation, a wholly-owned subsidiary of Toyota Motor Corporation.

This news release may contain certain forward-looking statements that are subject to risks and uncertainties. The factors which may cause future results to differ materially from expectations are discussed in the Form 10-K for the year ended March 31, 2002 filed with the Securities and Exchange Commission. TMCC undertakes no obligation to update or revise any forward-looking statements.

                                    Toyota Motor Credit Corporation
                                         Financial Highlights (9)

Condensed Financial Information ($ Millions)
-------------------------------------------

                                   Three Months Ended or at     % Change
                                ------------------------------    Prior
                                6/30/02    3/31/02    6/30/01     Year
                                --------   --------   --------  --------
Revenues:
  Net Financing Revenues (1)    $    335   $    287   $    207     62%
  Other Revenues                     105         97         58     81%

Expenses:
  Operating Costs & Other            154        168        134     15%
  Provision for Credit Losses        122         97         50    144%
                                --------   --------   --------

Pretax Operating Income (1)     $    164   $    119   $     81    102%
                                ========   ========   ========

Operating Net Income (2)        $     95   $     72   $     47    102%
                                ========   ========   ========

Net Income/(Loss)(3)            $   (29)   $    110   $     50   -158%
                                ========   ========   ========

Key Data ($ Millions)
--------------------

Contract Volume
---------------
  Retail                        $  3,241   $  3,042   $  2,700     20%
  Lease                            1,317      1,391      1,667    -21%
                                --------   --------   --------
      Total Volume              $  4,558   $  4,433   $  4,367      4%
                                ========   ========   ========

Market Share (4)
------------
  Retail                           30.2%      30.2%      27.0%
  Lease                            11.6%      13.4%      15.6%
                                   ----       ----       ----
      Total Market Share           41.8%      43.6%      42.6%
                                   ====       ====       ====

Credit Quality
--------------
  60+ Day Contractual
    Delinquency  (8)               0.75%      0.71%      0.28%
  Annualized Credit Loss Ratio     0.68%      0.59%      0.52%

Balance Sheet Information
-------------------------
  Net Earning Assets (5)
    Retail                      $ 13,703   $ 13,262   $  9,222     49%
    Lease                         12,983     13,417     13,578     -4%
    Wholesale & Other              4,885      4,429      4,244     15%
                                --------   --------   --------
      Total                     $ 31,571   $ 31,108   $ 27,044     17%
                                ========   ========   ========

Allowance for Credit Losses     $    351   $    283   $    231     52%
  % of Gross Earning Assets        1.10%      0.90%      0.85%

Total Assets                    $ 35,301   $ 34,260   $ 29,693     19%
Notes and loans payable (6)     $ 28,471   $ 27,026   $ 22,200     28%
Capital Stock                   $    915   $    915   $    915
Retained Earnings               $  1,791   $  1,820   $  1,631     10%

Managed Information
-------------------
  Managed Assets (5) (7)
    Retail                      $ 19,029   $ 17,842   $ 14,155     34%
    Lease                         12,968     13,407     14,076     -8%
    Wholesale & Other              4,885      4,429      4,244     15%
                                --------   --------   --------
      Total                     $ 36,882   $ 35,678   $ 32,475     14%
                                ========   ========   ========


(1) Before the (unfavorable)/favorable effect of SFAS 133/138 mark to market adjustment (before income taxes) of $(214) million, $64 million and $9 million for the three months ended June 30, 2002,
    March 31, 2002 and June 30, 2001, respectively.  Includes the favorable pretax adjustment for upfront fees on swaps, premium on caps and net premium/discount on debt of $1 million,
    $3 million and $3 million for the three months ended June 30, 2002, March 31, 2002, and June 30, 2001, respectively.
(2) Before the (unfavorable)/favorable SFAS 133/138 mark to market adjustment (net of income tax effect) of $(124) million, $38 million and $3 million for the three months ended June 30, 2002,
    March 31, 2002 and June 30, 2001, respectively.
(3) After the (unfavorable)/favorable SFAS 133/138 mark to market adjustment (net of income tax effect) of
    $(124) million, $38 million and $3 million for the three months ended June 30, 2002, March 31, 2002, and
    June 30, 2001, respectively.
(4) Market share represents penetration of Toyota and Lexus vehicle financed sales to consumers, excluding sales of the Southeast Toyota distributor.  Total market share for March 31, 2002 was previously reported as 37.8%.
(5) Net of allowance for credit losses.
(6) Notes and Loans Payable at June 30, 2002 includes notes payable related to a securitization of finance receivables accounted for as on balance sheet collateralized borrowings.
(7) Includes securitized retail and lease assets.
(8) 60+ delinquency for March 31, 2002 and June 30, 2001 was previously reported as .40% and .21%, respectively.
(9) All prior periods have been conformed to current period presentation.